Exhibit 5.1

Dykema Gossett PLLC 400 Renaissance Center Detroit, Michigan 48243 WWW.DYKEMA.COM Tel: (313) 568-6800 Fax: (313) 568-6832

June 2, 2015

Rockwell Medical, Inc.

30142 Wixom Road

Wixom, Michigan 48393

Re:                             Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Rockwell Medical, Inc., a Michigan corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) of a registration statement (the “Registration Statement”) of the Company on Form S-3 under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the Company’s common stock, without par value (the “Common Stock”), which may be issued from time to time on a delayed or continuous basis pursuant to Rule 415 under the Act at an aggregate initial offering price not to exceed $200 million. The shares of Common Stock are to be sold from time to time as set forth in the Registration Statement, the prospectus contained therein and one or more prospectus supplements.

We have examined the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company, and upon statements of fact contained in the other documents that we have examined.

In rendering our opinions set forth in this letter, we have assumed that

(i) all information contained in all documents reviewed by us is true and correct;

(ii) all signatures on all documents examined by us are genuine;

(iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents;

(iv) each natural person signing any document reviewed by us had the legal capacity to do so;

(v) the Registration Statement, and any amendments thereto (including post-effective amendments) will have become effective and comply with all applicable laws;

(vi) with respect to each offering made under the Registration Statement, a prospectus supplement will have been prepared and filed with the Commission describing the Common Stock offered thereby and the terms of the offering;

(vii) all shares of Common Stock will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the applicable prospectus supplement;

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(viii) a definitive purchase, underwriting or similar agreement with respect to any Common Stock offered and sold specifying the terms of the issuance of the Common Stock (a “Transaction Agreement”), will have been duly authorized and executed and delivered by a person authorized to do so on behalf of the Company by the Authorizing Resolutions (as defined below), will provide for the issuance of the Common Stock for cash and will conform to the description thereof set forth in the applicable prospectus supplement;

(ix) resolutions authorizing and approving the issuance of the Common Stock, the amount of Common Stock to be issued, the adequacy of the consideration to be received pursuant to the Transaction Agreement and a Transaction Agreement setting forth the terms of the issuance and related matters (“Authorizing Resolutions”) will be duly adopted by the Company’s Board of Directors or a duly authorized committee thereof to which the Board of Directors has specifically delegated authority to approve the issuance of Common Stock (“Committee”);

(x) the terms of the issuance and sale of the Common Stock will not violate the Company’s Restated Articles of Incorporation and the Company’s Amended and Restated Bylaws as then in effect, and will comply with any then-applicable law, rule, requirement or restriction imposed by any court or governmental body having jurisdiction over the Company;

(xi) the Common Stock will have been issued for the amount of cash consideration contemplated by, and otherwise in conformity with, the applicable Authorizing Resolutions and Transaction Agreement, and the Company will have received such consideration;

(xii) after the sale of any shares of Common Stock under the Registration Statement, the total issued and outstanding shares will not exceed the number authorized for issuance in the Company’s Restated Articles of Incorporation as then in effect; and

(xiii) the Company will, at the time of issuance, be validly incorporated, validly in existence, and in good standing under Michigan law.

We examined such laws and regulations as we have deemed necessary for purposes of rendering the opinions set forth herein. We have also relied as to certain matters on oral or written statements of public officials or officers or other representatives of the Company.

Based upon the foregoing and subject to the other qualifications, assumptions and limitations stated herein, we are of the opinion that the Common Stock, when issued, will be validly issued, fully paid and nonassessable, provided that one or more certificates evidencing the shares of Common Stock are at such time duly executed and delivered, or the shares are issued in uncertificated form in compliance with applicable law and the Company’s Amended and Restated Bylaws.

The opinions expressed herein are limited to the laws of the State of Michigan, as in effect on the date hereof. We express no opinion with respect to the law of any other jurisdiction. Further, we disclaim any obligation to update this opinion or otherwise advise you of any change in law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

It is understood that this opinion letter is to be used only in connection with the offer and sale of Common Stock while the Registration Statement is in effect. This opinion is limited to the laws as in effect on the date hereof. We understand that prior to issuing any Common Stock pursuant to the Registration Statement (i) you will advise us in writing of the terms thereof and (ii) you will afford us an opportunity to (x) review the operative documents pursuant to which such shares of Common Stock are to be issued or sold and (y) file such supplement or amendment to this opinion (if any) as we may reasonably consider necessary or appropriate.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are within the categories of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/S/ DYKEMA GOSSETT PLLC